CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Cinergy Corp. Annual Report (Form U5S) to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 1998, of our report dated January 28, 1999, on the consolidated financial statements of Cinergy Corp. and subsidiaries and of certain of its subsidiaries (The Cincinnati Gas & Electric Company, PSI Energy, Inc. and The Union Light, Heat and Power Company), included in the combined Annual Report (Form 10-K) to the Securities and Exchange Commission of Cinergy Corp. and its subsidiaries and of certain of its subsidiaries for the year ended December 31, 1998. It should be noted that we have performed no audit procedures subsequent to January 28, 1999, the date of our report. Furthermore, we have not audited any financial statements of Cinergy Corp. and its subsidiaries as of any date or for any period subsequent to December 31, 1998.



Arthur Andersen LLP

Cincinnati, Ohio
April 30, 1999